Exhibit 99.1

Cellectar Announces Issuance of U.S. Patent Covering CLR 131 Use in Multiple Myeloma

MADISON, Wis. (April 3, 2018) – Cellectar Biosciences, Inc. (Nasdaq: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted treatments for cancer, announces that the United States Patent and Trademark Office (USPTO) has issued U.S. Patent No. P150207US03, entitled “Alkylphosphocholine analogs for multiple myeloma imaging and therapy.” The claims in this patent cover a method of use for CLR 131, the company's proprietary lead Phospholipid Drug Conjugate™ (PDC™) in multiple myeloma (MM). Cellectar and the Wisconsin Alumni Research Foundation (WARF) are joint owners of the patent and Cellectar has licensed exclusive rights to it from WARF.

“The issuance of this patent and its associated claims expands the protection for CLR 131 in our most advanced indication, multiple myeloma,” stated Jim Caruso, chief executive officer of Cellectar Biosciences. “Multiple myeloma remains an incurable disease with reduced survival benefits seen for patients with each successive line of therapy. We hope to demonstrate that CLR 131’s unique mechanism of action could enable extended survival among patients in this population, even those in later lines of treatment.”

About CLR 131

CLR 131 is Cellectar's investigational PDC under development for several orphan- designated cancers. CLR 131 utilizes the company's patented phospholipid ether tumor targeting delivery platform to deliver the cytotoxic radioisotope iodine-131 directly to tumor cells. CLR 131 is currently being evaluated in a Phase 2 clinical trial for relapsed or refractory MM and select relapsed or refractory lymphomas as well as a Phase 1b dose escalation clinical trial in patients with relapsed or refractory MM. The U.S. Food and Drug Administration has granted orphan drug designation for CLR 131 in the treatment of MM and pediatric neuroblastoma.

About Phospholipid Drug Conjugates™

Cellectar's product candidates are built upon a patented delivery and retention platform that utilizes optimized PDCs to target cancer cells. The PDC platform is used to selectively deliver diverse oncologic payloads to cancerous cells and cancer stem cells, including hematologic cancers and solid tumors. This selective delivery allows a payloads’ therapeutic window to be modified, which may maintain or enhance drug potency while reducing the number and severity of adverse events. This platform takes advantage of a metabolic pathway utilized by all tumor cell types in all cell cycle stages. Compared with other targeted delivery platforms, the PDC platform’s mechanism of entry does not rely upon specific cell surface epitopes or antigens. In addition, PDCs can be conjugated to molecules in numerous ways, thereby increasing the types of molecules selectively delivered. Cellectar believes the PDC platform holds potential for the discovery and development of the next generation of cancer-targeting agents.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage our PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, the company’s strategy is to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and broaden our proprietary and partnered product pipelines.

The company's lead PDC therapeutic, CLR 131, is in a Phase 1 clinical study in patients with relapsed or refractory (R/R) multiple myeloma (MM) and a Phase 2 clinical study in R/R MM and a range of B-cell malignancies. In 2018 the company plans to initiate a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma, and a second Phase 1 study in combination with external beam radiation for head and neck cancer. The company’s product pipeline also includes two preclinical PDC chemotherapeutic programs (CLR 1700 and 1900) and partnered assets include PDCs from multiple R&D collaborations.

For more information please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2017. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:

LHA Investor Relations

Miriam Weber Miller

212-838-3777

mmiller@lhai.com

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